Exhibit 5.2

[LETTERHEAD OF KRAMER LEVIN NAFTALIS & FRANKEL LLP]

August 17, 2012

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

Ladies and Gentlemen:

We have acted as special counsel to Genco Shipping & Trading Limited, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the contemplated issuance by the Company from time to time of up to 3,000,000 shares (“Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”).

In rendering this opinion, we have reviewed copies of the following documents: (i) the Registration Statement; (ii) the Company’s 2012 Equity Incentive Plan (the “Plan”), pursuant to which Shares, including Shares issuable upon exercise or exchange of options and other rights (the “Plan Shares”) may be granted by the Company to eligible persons as described in the Plan; (iii) the Company’s Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”); (iv) the Company’s Amended and Restated By-laws (the “By-laws”) and (v) the Shareholder Rights Agreement, dated as of April 11, 2007 (as amended, the “Shareholder Rights Agreement”), by and between the Company and Mellon Investor Services LLC, a New Jersey limited liability company operating with the service name BNY Mellon Shareowner Services, as rights agent (the “Rights Agent”), which governs the issuance of certain stock purchase rights associated with the Common Stock (the “Purchase Rights”).

We have also made such inquiries and reviewed such other documents and records as we have deemed necessary or appropriate as a basis for our opinion.  We have also examined and relied upon the statements, representations and certificates of officers or representatives of the Company, public officials and others.

In addition, we have assumed, in reliance on the opinions of Reeder & Simpson P.C., Marshall Islands counsel to the Company, that the Company has the corporate power and authority to issue the Plan Shares.

Based on and subject to the foregoing and assuming that the Plan Shares are duly issued in accordance with the Plan, we advise you that, in our opinion, the Purchase Rights, when issued in connection with such Plan Shares and in accordance with the Shareholder Rights Agreement, will constitute valid and binding obligations of the Company.

August 17, 2012

The opinion set forth above is qualified (i) by the effects of applicable laws relating to bankruptcy, insolvency, and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) with respect to the remedies of specific performance and injunctive and other forms of equitable relief, by the availability of equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (iii) by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

In addition, our opinion with respect to the Purchase Rights is subject to the following qualifications:

(a)           We have assumed that the Shareholder Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Shareholder Rights Agreement.  As to the due authorization by the Company of the Shareholder Rights Agreement and the Purchase Rights, we have examined and relied upon the legal opinion, dated as of August 17, 2012, of Reeder & Simpson P.C., Marshall Islands counsel to the Company.

(b)           We express no opinion as to the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Purchase Rights at some future time based on the facts and circumstances existing at that time.

(c)           Our opinion addresses the Purchase Rights and the Shareholder Rights Agreement in their entirety and not any particular provision of the Purchase Rights or the Shareholder Rights Agreement, and we express no opinion whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We express no opinion as to any laws other than the laws of the State of New York (the “Relevant Laws”).

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP